CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                     CHICAGO, ILLINOIS  6063

                        February 21, 1996



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532


      Re:  The First Trust GNMA Reinvestment Income Trust,
                            Series 71

Gentlemen:

     We have served as counsel for Nike Securities L.P., as Sponsor and Depositor of The First Trust GNMA Reinvestment Income Trust, Series 71 (the "Fund"), in connection with the preparation, execution and delivery of a Trust Agreement for Series 71 dated February 21, 1996 among Nike Securities L.P., as Depositor, The Chase Manhattan Bank (National Association), as Trustee, Securities Evaluation Service, Inc., as Evaluator and First Trust Advisors L.P., as Portfolio Supervisor pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In  connection  therewith, we have examined  such  pertinent records  and  documents  and matters of law  as  we  have  deemed
necessary  in  order  to  enable  us  to  express  the   opinions
hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

      1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

      2. The Units in the Fund, however evidenced, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-00927) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                    Respectfully submitted,


                                    CHAPMAN AND CUTLER
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